Exhibit 99.1
FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and Full Year 2023 Results

2023 Annual Net Revenue Exceeds $1 Billion for Third Consecutive Year
Record Annual Net Revenue for On-Demand Talent and Heidrick Consulting

CHICAGO, February 26, 2024 – Today Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles”, “Heidrick” or the “Company”) announced financial results for its fourth quarter and year ended December 31, 2023.

Fourth Quarter Highlights:
•Net revenue of $253.2 million increased 7% year over year
•Adjusted EBITDA of $35.8 million increased 38% year over year
•Adjusted EBITDA margin was 14.1%, 310 bps improvement year over year
•Net income was $14.9 million and diluted earnings per share was $0.72

FY 2023 Highlights:
•Net revenue of $1,026.9 million decreased 4% year over year
•Adjusted EBITDA of $125.6 million increased 4% year over year
•Adjusted EBITDA margin was 12.2%, 90 bps improvement year over year
•Adjusted net income was $60.5 million and adjusted diluted earnings per share was $2.91

“We are very pleased with how we finished the year and what is reflected by our fourth quarter results, having delivered solid year over year growth in both revenue and adjusted EBITDA,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “These results cap off an impressive year in which we made meaningful strides on our strategic goals of growing and diversifying our revenue. Our Diversified Solutions of On-Demand Talent, Heidrick Consulting, and our nascent Heidrick Digital grew 44% during 2023, and exited the year representing 27% of our fourth quarter revenue. Additionally, our full year consolidated adjusted EBITDA margins were 12%, and our free cash flow allowed us to invest in two key businesses. We also continued to invest in Heidrick Digital, which not only yielded our first customers for the Heidrick Navigator SaaS product, but also advanced our enterprise platform by digitally enabling our businesses.”

Rajagopalan continued, “As a world-class leadership advisory firm, we believe we are well positioned to take advantage of improving market conditions to grow both revenue and profitability in 2024. We will continue to partner with our clients to provide them with the most comprehensive suite of services to help find them the world’s best leaders, create diverse and inclusive cultures, and transform their teams to achieve the highest levels of profitability and performance.”

2023 Fourth Quarter Results

Consolidated net revenue was $253.2 million in the 2023 fourth quarter compared to consolidated net revenue of $235.7 million in the 2022 fourth quarter. The Company experienced growth in On-Demand Talent and Heidrick Consulting, partially offset by declines in Executive Search in Asia Pacific and the Americas.

Adjusted EBITDA was $35.8 million in the 2023 fourth quarter compared to $25.9 million in the 2022 fourth quarter, and 2023 fourth quarter adjusted EBITDA margin was 14.1% compared to 11.0% in the 2022 fourth quarter.

2023 fourth quarter net income was $14.9 million compared to $16.0 million in the 2022 fourth quarter. This generated diluted earnings per share in the 2023 fourth quarter of $0.72, compared to $0.78 in the 2022 fourth quarter.

Executive Search net revenue was $184.0 million compared to net revenue of $192.7 million in the 2022 fourth quarter. However, executive search confirmations increased by 4.0% in the fourth quarter of 2023 when compared to the same period last year. Net revenue decreased 5.6%, or $10.7 million on a constant currency basis from the 2022 fourth quarter. Net revenue decreased 4.4% in the Americas (down 4.7% on a constant currency basis), was flat in

Europe (down 4.9% on a constant currency basis), and decreased 11.8% in Asia Pacific (down 11.2% on a constant currency basis) when compared to the prior year fourth quarter.

The Company had 414 Executive Search consultants at December 31, 2023, compared to 390 at December 31, 2022. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.8 million compared to $2.0 million in the 2022 fourth quarter, reflecting a higher number of consultants combined with lower revenue. Average revenue per executive search was approximately $138,000 compared to $150,000 in the prior year period.

On-Demand Talent net revenue was $41.1 million, an increase of 83.7% compared to net revenue of $22.4 million in the 2022 fourth quarter, primarily due to the acquisition of Atreus Group GmbH (“Atreus”).

Heidrick Consulting net revenue was $28.1 million compared to net revenue of $20.7 million in the 2022 fourth quarter due to organic growth coupled with the acquisition of businessfourzero. The Company had 89 Heidrick Consulting consultants at December 31, 2023, compared to 70 at December 31, 2022.

Consolidated salaries and benefits decreased $5.8 million, or 3.7%, to $151.0 million compared to $156.8 million in the 2022 fourth quarter. Year-over-year, fixed compensation expense increased $7.5 million due to increases in base salaries and payroll taxes, expenses related to the deferred compensation plan, talent acquisition and retention costs, and retirement and benefits, partially offset by decreases in stock compensation and separation costs. Variable compensation decreased $13.3 million due to lower bonus accruals related to decreased consultant productivity. Salaries and benefits expense was 59.7% of net revenue for the quarter compared to 66.5% in the 2022 fourth quarter.

General and administrative expenses increased $8.6 million, or 24.2%, to $44.1 million compared to $35.5 million in the 2022 fourth quarter. The increase was due to intangible amortization and accretion, bad debt, office occupancy, taxes and licenses, IT, marketing, and business development travel, partially offset by a decrease in professional fees. As a percentage of net revenue, general and administrative expenses were 17.4% for the 2023 fourth quarter compared to 15.1% in the 2022 fourth quarter.

The Company’s cost of services was $30.2 million, or 11.9% of net revenue for the quarter, compared to $17.5 million, or 7.4% of net revenue in the 2022 fourth quarter. This increase is related to an increase in the volume of projects driven by the acquisitions of Atreus and businessfourzero.

The Company’s research and development expenses were $6.0 million, or 2.4% of net revenue for the quarter compared to $6.1 million, or 2.6%, of net revenue for the fourth quarter 2022.

Adjusted EBITDA was $35.8 million compared to $25.9 million in the 2022 fourth quarter. Adjusted EBITDA margin was 14.1%, compared to 11.0% in the 2022 fourth quarter. In Executive Search, adjusted EBITDA was $54.7 million compared to $53.9 million in the prior year period. In On-Demand Talent, adjusted EBITDA was $0.8 million versus a loss of $1.4 million in the prior year period. In Heidrick Consulting, adjusted EBITDA was $1.0 million compared to a loss of $2.4 million in the prior year period.

Net income was $14.9 million and diluted earnings per share was $0.72, with an effective tax rate of 40.5%. This compares to net income of $16.0 million and diluted earnings per share of $0.78, with an effective tax rate of 29.9% in the 2022 fourth quarter.

Net cash provided by operating activities was $155.9 million, compared to $160.3 million in the 2022 fourth quarter. Cash, cash equivalents and marketable securities at December 31, 2023 was $478.2 million compared to $621.6 million at December 31, 2022, the decrease was due to earnout payments in 2023 related to the acquisition of Business Talent Group in 2021, as well as the acquisitions of Atreus and businessfourzero. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first half of the following year.

Fiscal 2023 Results

Consolidated net revenue decreased 4.3%, or $46.6 million, to $1,026.9 million compared to $1,073.5 million in 2022 (down 4.6%, or $49.5 million on a constant currency basis).

Executive Search net revenue decreased 13.5%, or $121.9 million, to $780.0 million from $901.9 million in 2022 (down 13.5%, or $121.6 million on a constant currency basis). In 2023, net revenue decreased 14.7% in the Americas, decreased 5.6% in Europe, and decreased 19.6% in Asia Pacific. All industry practices exhibited decline over the prior year with the exception of the Social Impact and Industrial practice groups. Productivity was $1.9 million, compared to $2.3 million in 2022. The average revenue per executive search was approximately $139,000 compared to $144,000 in 2022, while confirmations decreased 10.5%.

On-Demand Talent increased 66.9% to a record net revenue of $152.5 million compared to $91.3 million in 2022 (up 64.1% on a constant currency basis). The increase in net revenue was primarily due to the acquisition of Atreus.

Heidrick Consulting net revenue increased 17.6%, to a record $94.3 million from $80.2 million in 2022 (up 16.9% on a constant currency basis). The increase in net revenue was primarily due to the acquisition of businessfourzero.

Adjusted EBITDA was $125.6 million and adjusted EBITDA margin was 12.2%, compared to adjusted EBITDA of $120.9 million and adjusted EBITDA margin of 11.3% in 2022. In Executive Search, Adjusted EBITDA was $206.7 million compared to $206.2 million in the prior year. In On-Demand Talent, Adjusted EBITDA was $1.4 million versus a loss of $0.3 million in the prior year. In Heidrick Consulting, Adjusted EBITDA was a loss of $5.8 million compared to a loss of $6.4 million in the prior year.

Net income was $54.4 million and diluted earnings per share was $2.62, with an effective tax rate of 38.6%. This compares to net income of $79.5 million and diluted earnings per share of $3.86 with an effective tax rate of 31.0% in 2022. Excluding the goodwill impairment charges in 2023, adjusted net income was $60.4 million compared to $79.2 million in 2022 and adjusted diluted earnings per share was $2.91 compared to $3.84 in 2022, with adjusted effective tax rates of 37.0% and 31.0%, respectively, for the 2023 and 2022 periods.

Dividend

The Board of Directors declared a 2024 first quarter cash dividend of $0.15 per share payable on March 21, 2024, to shareholders of record at the close of business on March 8, 2024.

2024 First Quarter Outlook

The Company expects 2024 first quarter consolidated net revenue of between $245 million and $265 million, which may be impacted by external factors, such as the foreign exchange and interest rate environments, foreign conflicts, inflation and macroeconomic constraints on pricing actions. In addition, this outlook is based on the average currency rates in December 2023 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, On-Demand Talent projects, and Heidrick Consulting assignments, consultant productivity, and consultant retention along with the current backlog.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its fourth quarter results today, February 26, 2024 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (888) 440-4091 or (646) 960-0846, conference ID# 6106012. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 70 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company.

Non-GAAP financial measures used within this earnings release are adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin, and net revenue excluding the impact of exchange rate fluctuations (referred to as constant currency). These measures are presented because management uses this information to monitor and evaluate financial results and allocate resources. Management believes this information is also useful for investors to evaluate the comparability of financial information presented. Reconciliations of these non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted net income and adjusted diluted earnings per share are net income and diluted earnings per share excluding goodwill impairment and earnout fair value adjustments, net of tax.

Adjusted effective tax rate is effective tax rate excluding goodwill impairment and earnout fair value adjustments, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, earnout accretion, earnout fair value adjustments, acquisition contingent compensation, deferred compensation plan income and expense, reorganization costs, impairment charges, restructuring charges, and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding guidance for the first quarter of 2024. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “aim” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted or implied in the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; any challenges to the classification of our on-demand talent as independent contractors; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. We caution the reader that the list of factors may not be exhaustive. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2023, under the heading "Risk Factors" in Item 1A. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg, VP, Investor Relations
srosenberg@heidrick.com

Media:
Bianca Wilson, Director of Public Marketing
bwilson@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$253,162	$235,717	$17,445	7.4%
Reimbursements	4,228	2,952	1,276	43.2%
Total revenue	257,390	238,669	18,721	7.8%

Operating expenses
Salaries and benefits	151,036	156,828	(5,792)	(3.7)%
General and administrative expenses	44,089	35,492	8,597	24.2%
Cost of services	30,221	17,484	12,737	72.8%
Research and development	5,952	6,067	(115)	(1.9)%
Reimbursed expenses	4,228	2,952	1,276	43.2%
Total operating expenses	235,526	218,823	16,703	7.6%

Operating income	21,864	19,846	2,018	10.2%

Non-operating income (expense)
Interest, net	3,950	3,673
Other, net	(840)	(627)
Net non-operating income	3,110	3,046

Income before income taxes	24,974	22,892

Provision for income taxes	10,119	6,848

Net income	14,855	16,044

Other comprehensive income, net of tax	7,951	8,196

Comprehensive income	$22,806	$24,240

Weighted-average common shares outstanding
Basic	20,122	19,861
Diluted	20,670	20,499

Earnings per common share
Basic	$0.74	$0.81
Diluted	$0.72	$0.78

Salaries and benefits as a % of net revenue	59.7%	66.5%
General and administrative expenses as a % of net revenue	17.4%	15.1%
Cost of services as a % of net revenue	11.9%	7.4%
Research and development as a % of net revenue	2.4%	2.6%
Operating income margin	8.6%	8.4%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2023	2022	$ Change	% Change	2023 Margin[1]	2022 Margin[1]
Revenue
Executive Search
Americas	$124,778	$130,561	$(5,783)	(4.4)%
Europe	37,275	37,258	17	—%
Asia Pacific	21,912	24,838	(2,926)	(11.8)%
Total Executive Search	183,965	192,657	(8,692)	(4.5)%
On-Demand Talent	41,096	22,368	18,728	83.7%
Heidrick Consulting	28,101	20,692	7,409	35.8%
Revenue before reimbursements (net revenue)	253,162	235,717	17,445	7.4%
Reimbursements	4,228	2,952	1,276	43.2%
Total revenue	$257,390	$238,669	$18,721	7.8%

Adjusted EBITDA
Executive Search
Americas	$45,801	$44,103	$1,698	3.9%	36.7%	33.8%
Europe	5,759	4,264	1,495	35.1%	15.5%	11.4%
Asia Pacific	3,169	5,517	(2,348)	(42.6)%	14.5%	22.2%
Total Executive Search	54,729	53,884	845	1.6%	29.7%	28.0%
On-Demand Talent	774	(1,430)	2,204	154.1%	1.9%	(6.4)%
Heidrick Consulting	1,025	(2,370)	3,395	143.2%	3.6%	(11.5)%
Total segments	56,528	50,084	6,444	12.9%	22.3%	21.2%
Research and Development	(5,139)	(5,788)	649	11.2%	(2.0)%	(2.5)%
Global Operations Support	(15,632)	(18,357)	2,725	14.8%	(6.2)%	(7.8)%
Total operating income	$35,757	$25,939	$9,818	37.9%	14.1%	11.0%

1 Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended December 31,
	2023	2022	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$1,026,864	$1,073,464	$(46,600)	(4.3)%
Reimbursements	14,318	10,122	4,196	41.5%
Total revenue	1,041,182	1,083,586	(42,404)	(3.9)%

Operating expenses
Salaries and benefits	656,030	737,430	(81,400)	(11.0)%
General and administrative expenses	156,494	132,678	23,816	18.0%
Cost of services	109,039	70,676	38,363	54.3%
Research and development	22,698	20,414	2,284	11.2%
Impairment charges	7,246	—	7,246	100.0%
Reimbursed expenses	14,318	10,122	4,196	41.5%
Total operating expenses	965,825	971,320	(5,495)	(0.6)%

Operating income	75,357	112,266	(36,909)	(32.9)%

Non-operating income (expense)
Interest, net	11,617	5,337
Other, net	1,697	(2,367)
Net non-operating income	13,314	2,970

Income before income taxes	88,671	115,236

Provision for income taxes	34,261	35,750

Net income	54,410	79,486

Other comprehensive income (loss), net of tax	4,318	(5,864)

Comprehensive income	$58,728	$73,622

Weighted-average common shares outstanding
Basic	20,029	19,758
Diluted	20,766	20,618

Earnings per common share
Basic	$2.72	$4.02
Diluted	$2.62	$3.86

Salaries and benefits as a % of net revenue	63.9%	68.7%
General and administrative expenses as a % of net revenue	15.2%	12.4%
Cost of services as a % of net revenue	10.6%	6.6%
Research and development as a % of net revenue	2.2%	1.9%
Operating income margin	7.3%	10.5%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2023	2022	$ Change	% Change	2023 Margin[1]	2022 Margin[1]
Revenue
Executive Search
Americas	$522,988	$612,881	$(89,893)	(14.7)%
Europe	166,379	176,275	(9,896)	(5.6)%
Asia Pacific	90,678	112,766	(22,088)	(19.6)%
Total Executive Search	780,045	901,922	(121,877)	(13.5)%
On-Demand Talent	152,506	91,349	61,157	66.9%
Heidrick Consulting	94,313	80,193	14,120	17.6%
Revenue before reimbursements (net revenue)	1,026,864	1,073,464	(46,600)	(4.3)%
Reimbursements	14,318	10,122	4,196	41.5%
Total revenue	$1,041,182	$1,083,586	$(42,404)	(3.9)%

Adjusted EBITDA
Executive Search
Americas	$173,358	$164,193	$9,165	5.6%	33.1%	26.8%
Europe	22,246	22,150	96	0.4%	13.4%	12.6%
Asia Pacific	11,070	19,813	(8,743)	(44.1)%	12.2%	17.6%
Total Executive Search	206,674	206,156	518	0.3%	26.5%	22.9%
On-Demand Talent	1,434	(336)	1,770	NM	0.9%	(0.4)%
Heidrick Consulting	(5,823)	(6,444)	621	9.6%	(6.2)%	(8.0)%
Total segments	202,285	199,376	2,909	1.5%	19.7%	18.6%
Research and Development	(20,535)	(19,965)	(570)	(2.9)%	(2.0)%	(1.9)%
Global Operations Support	(56,133)	(58,533)	2,400	4.1%	(5.5)%	(5.5)%
Total operating income	$125,617	$120,878	$4,739	3.9%	12.2%	11.3%

1 Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Adjusted Net Income (Non-GAAP)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$14,855	$16,044	$54,410	$79,486

Adjustments
Impairment charges, net of tax[1]	—	—	6,038	—
Earnout fair value adjustment, net of tax[2]	—	29	—	(320)
Total adjustments	—	29	6,038	(320)

Adjusted net income	$14,855	$16,073	$60,448	$79,166

Weighted-average common shares outstanding
Basic	20,122	19,861	20,029	19,758
Diluted	20,670	20,499	20,766	20,618

Earnings per common share
Basic	$0.74	$0.81	$2.72	$4.02
Diluted	$0.72	$0.78	$2.62	$3.86

Adjusted earnings per common share
Basic	$0.74	$0.81	$3.02	$4.01
Diluted	$0.72	$0.78	$2.91	$3.84

1 The Company recorded a goodwill impairment charge of $7.2 million in the Heidrick Consulting segment for the year ended December 31, 2023.
2     The Company recorded a fair value adjustment to increase the On-Demand Talent earnout by $0.1 million for the three months ended December 31, 2022. The Company recorded a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million for the year ended December 31, 2022.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2023	December 31, 2022

Current assets
Cash and cash equivalents	$412,618	$355,447
Marketable securities	65,538	266,169
Accounts receivable, net	133,128	126,437
Prepaid expenses	23,597	24,098
Other current assets	47,923	40,722
Income taxes recoverable	10,410	10,946
Total current assets	693,214	823,819

Non-current assets
Property and equipment, net	35,752	30,207
Operating lease right-of-use assets	86,063	71,457
Assets designated for retirement and pension plans	11,105	11,332
Investments	47,287	34,354
Other non-current assets	17,071	25,788
Goodwill	202,252	138,361
Other intangible assets, net	20,842	6,333
Deferred income taxes	28,005	33,987
Total non-current assets	448,377	351,819

Total assets	$1,141,591	$1,175,638

Current liabilities
Accounts payable	$20,837	$14,613
Accrued salaries and benefits	322,744	451,161
Deferred revenue	45,732	43,057
Operating lease liabilities	21,498	19,554
Other current liabilities	21,823	56,016
Income taxes payable	6,057	4,076
Total current liabilities	438,691	588,477

Non-current liabilities
Accrued salaries and benefits	52,108	59,467
Retirement and pension plans	62,100	48,456
Operating lease liabilities	78,204	63,299
Other non-current liabilities	41,808	5,293
Deferred income taxes	6,402	—
Total non-current liabilities	240,622	176,515

Total liabilities	679,313	764,992

Stockholders’ equity	462,278	410,646

Total liabilities and stockholders’ equity	$1,141,591	$1,175,638

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2023	2022
Cash flows - operating activities
Net income	$14,855	$16,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,076	2,779
Deferred income taxes	12,448	8,064
Stock-based compensation expense	3,499	4,998
Accretion expense related to earnout payments	457	—
Gain on marketable securities	(878)	(2,293)
Loss on disposal of property and equipment	17	16
Changes in assets and liabilities:
Accounts receivable	59,118	69,275
Accounts payable	1,526	(2,481)
Accrued expenses	54,668	65,306
Deferred revenue	3,657	(1,324)
Income taxes recoverable and payable, net	(13,309)	(7,945)
Retirement and pension plan assets and liabilities	796	(3,955)
Prepaid expenses	5,004	3,787
Other assets and liabilities, net	8,979	8,065
Net cash provided by operating activities	155,913	160,336

Cash flows - investing activities
Acquisition of business, net of cash acquired	(11,905)	—
Capital expenditures	(3,814)	(2,958)
Purchases of marketable securities and investments	(65,518)	(83,727)
Proceeds from sales of marketable securities and investments	48,183	143
Net cash used in investing activities	(33,054)	(86,542)

Cash flows - financing activities
Cash dividends paid	(3,154)	(3,123)
Net cash used in financing activities	(3,154)	(3,123)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	6,442	9,308

Net increase in cash, cash equivalents and restricted cash	126,147	79,979
Cash, cash equivalents and restricted cash at beginning of period	286,471	275,510
Cash, cash equivalents and restricted cash at end of period	$412,618	$355,489

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2023	2022
Cash flows - operating activities
Net income	$54,410	$79,486
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,508	10,603
Deferred income taxes	11,900	7,088
Stock-based compensation expense	10,830	16,689
Accretion expense related to earnout payments	1,554	820
Gain on marketable securities	(2,918)	(2,406)
Loss on disposal of property and equipment	209	392
Impairment charges	7,246	—
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	6,913	4,522
Accounts payable	(131)	(5,731)
Accrued expenses	(145,118)	32,892
Deferred revenue	2,035	(7,237)
Income taxes recoverable and payable, net	(6,692)	(13,606)
Retirement and pension plan assets and liabilities	7,493	(479)
Prepaid expenses	1,233	(2,850)
Other assets and liabilities, net	5,736	(895)
Net cash provided by (used in) operating activities	(26,792)	119,288

Cash flows - investing activities
Acquisition of businesses, net of cash acquired	(49,858)	—
Capital expenditures	(13,433)	(11,134)
Purchases of marketable securities and investments	(140,982)	(269,824)
Proceeds from sales of marketable securities and investments	337,872	1,359
Net cash provided by (used in) investing activities	133,599	(279,599)

Cash flows - financing activities
Repurchases of common stock	(904)	—
Cash dividends paid	(12,537)	(12,466)
Payment of employee tax withholdings on equity transactions	(4,141)	(3,219)
Acquisition earnout payments	(35,946)	—
Net cash used in financing activities	(53,528)	(15,685)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	3,850	(13,774)

Net increase (decrease) in cash, cash equivalents and restricted cash	57,129	(189,770)
Cash, cash equivalents and restricted cash at beginning of period	355,489	545,259
Cash, cash equivalents and restricted cash at end of period	$412,618	$355,489

Heidrick & Struggles International, Inc.
Reconciliation of Net Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue before reimbursements (net revenue)	$253,162	$235,717	$1,026,864	$1,073,464

Net income	14,855	16,044	54,410	79,486
Interest, net	(3,950)	(3,673)	(11,617)	(5,337)
Other, net	840	627	(1,697)	2,367
Provision for income taxes	10,119	6,848	34,261	35,750
Operating income	21,864	19,846	75,357	112,266

Adjustments
Depreciation	2,550	1,991	9,113	7,394
Intangible amortization	2,526	788	9,395	3,209
Earnout accretion	457	—	1,554	820
Earnout fair value adjustments	—	43	—	(464)
Acquisition contingent consideration	3,223	914	11,934	3,885
Deferred compensation plan	3,823	2,357	6,132	(6,232)
Reorganization costs	1,314	—	4,886	—
Impairment charges	—	—	7,246	—
Total adjustments	13,893	6,093	50,260	8,612

Adjusted EBITDA	$35,757	$25,939	$125,617	$120,878
Adjusted EBITDA margin	14.1%	11.0%	12.2%	11.3%

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income to Adjusted EBITDA by Line of Business (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2023
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$183,965	$41,096	$28,101	$—	$—	$253,162

Operating income (loss)[1]	49,086	(4,616)	(852)	(5,952)	(15,802)	21,864

Adjustments
Depreciation	1,310	74	247	754	165	2,550
Intangible amortization	28	2,060	438	—	—	2,526
Earnout accretion	—	399	58	—	—	457
Acquisition contingent compensation	640	1,543	1,040	—	—	3,223
Deferred compensation plan	3,665	—	94	59	5	3,823
Reorganization costs	—	1,314	—	—	—	1,314
Total adjustments	5,643	5,390	1,877	813	170	13,893

Adjusted EBITDA	$54,729	$774	$1,025	$(5,139)	$(15,632)	$35,757
Adjusted EBITDA margin	29.7%	1.9%	3.6%	(2.0)%	(6.2)%	14.1%

	Three Months Ended December 31, 2022
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$192,657	$22,368	$20,692	$—	$—	$235,717

Operating income (loss)[1]	49,214	(2,154)	(2,663)	(6,067)	(18,484)	19,846

Adjustments
Depreciation	1,434	51	132	248	126	1,991
Intangible amortization	58	630	100	—	—	788
Earnout accretion	—	—	—	—	—	—
Earnout fair value adjustments	—	43	—	—	—	43
Acquisition contingent compensation	914	—	—	—	—	914
Deferred compensation plan	2,264	—	61	31	1	2,357
Total adjustments	4,670	724	293	279	127	6,093

Adjusted EBITDA	$53,884	$(1,430)	$(2,370)	$(5,788)	$(18,357)	$25,939
Adjusted EBITDA margin	28.0%	(6.4%)	(11.5%)	(2.5)%	(7.8)%	11.0%

1 The Company does not allocate interest income or expense, other income or expense, and the provision for income taxes to the Company’s reportable operating segments. As such, the Company has concluded that operating income (loss) represents the most directly comparable measure of financial performance presented in accordance with U.S. GAAP for the reconciliation of Adjusted EBITDA in this presentation.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income to Adjusted EBITDA by Line of Business (Non-GAAP)
(In thousands)
(Unaudited)

	Twelve Months Ended December 31, 2023
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$780,045	$152,506	$94,313	$—	$—	$1,026,864

Operating income (loss)[1]	190,009	(16,437)	(18,729)	(22,698)	(56,788)	75,357

Adjustments
Depreciation	5,238	400	754	2,073	648	9,113
Intangible amortization	173	7,797	1,425	—	—	9,395
Earnout accretion	—	1,381	173	—	—	1,554
Acquisition contingent compensation	3,089	5,687	3,158	—	—	11,934
Deferred compensation plan	5,885	—	150	90	7	6,132
Reorganization costs	2,280	2,606	—	—	—	4,886
Impairment charges	—	—	7,246	—	—	7,246
Total adjustments	16,665	17,871	12,906	2,163	655	50,260

Adjusted EBITDA	$206,674	$1,434	$(5,823)	$(20,535)	$(56,133)	$125,617
Adjusted EBITDA margin	26.5%	0.9%	(6.2%)	(2.0%)	(5.5)%	12.2%

	Twelve Months Ended December 31, 2022
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$901,922	$91,349	$80,193	$—	$—	$1,073,464

Operating income (loss)[1]	202,186	(3,361)	(7,155)	(20,414)	(58,990)	112,266

Adjustments
Depreciation	5,785	150	478	524	457	7,394
Intangible amortization	290	2,519	400	—	—	3,209
Earnout accretion	—	820	—	—	—	820
Earnout fair value adjustments	—	(464)	—	—	—	(464)
Acquisition contingent compensation	3,885	—	—	—	—	3,885
Deferred compensation plan	(5,990)	—	(167)	(75)	—	(6,232)
Total adjustments	3,970	3,025	711	449	457	8,612

Adjusted EBITDA	$206,156	$(336)	$(6,444)	$(19,965)	$(58,533)	$120,878
Adjusted EBITDA margin	22.9%	(0.4%)	(8.0%)	(1.9%)	(5.5%)	11.3%

1 The Company does not allocate interest income or expense, other income or expense, and the provision for income taxes to the Company’s reportable operating segments. As such, the Company has concluded that operating income (loss) represents the most directly comparable measure of financial performance presented in accordance with U.S. GAAP for the reconciliation of Adjusted EBITDA in this presentation.